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                                                                Exhibit 23(b)





The Board of Directors
Rubbermaid Incorporated:

We consent to the use of our reports dated February 1, 1994 on the consolidated financial statements and schedules of Rubbermaid Incorporated and subsidiaries as of December 31, 1993 and 1992, and for each of the years in the three-year period then ended incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.

Our report on the consolidated financial statements refers to a change in inventory accounting practices and the adoption of the provisions of Financial Accounting Standards Board's Statements of Financial Accounting Standards Nos. 109 and 106, ACCOUNTING FOR INCOME TAXES AND EMPLOYERS ACCOUNTING FOR POSTRETIREMENT BENEFITS OTHER THAN PENSIONS, respectively, in 1992.





KPMG Peat Marwick


Cleveland, Ohio
July 29, 1994